Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-192476

Free Writing Prospectus dated February 5, 2014

Fantex, Inc.

Beginning on January 30, 2014, Fantex, Inc. Chief Executive Officer, Cornell “Buck” French, participated in interviews with several media outlets. These interviews were broadcast, either live or taped, in part or in whole, and via radio, television or the internet by each of Redskins.com / Comcast Mid-Atlantic Cable network/Redskins Nation, ESPN980 Washington D.C., KNBR (San Francisco), WBSM-AM, Sports Byline USA Radio and Fox Business (collectively, the “Broadcasts”). Each of the Broadcasts reference an initial public offering (the “Offering”) of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) of Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”), which Offering is covered by the Registration Statement on Form S-1 (File No. 333-192476), as amended (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended and quotes certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Broadcasts contains certain factual inaccuracies and inconsistencies with the information contained in the Registration Statement.

The broadcast transcript attached as Annex A was originally broadcast by Redskins.com / Comcast Mid-Atlantic Cable network/Redskins Nation (the “Redskins Nation Broadcast”) on on January 30, 2014, the broadcast transcript attached as Annex B was originally broadcast by ESPN980 Washington D.C. (the “ESPN980 Broadcast”) on January 30, 2014, the broadcast transcript attached as Annex C was originally broadcast by KNBR (San Francisco) (the “KNBR Broadcast”) on January 30, 2014, the broadcast transcript attached as Annex D was originally broadcast by WBSM-AM (the “WBSM Broadcast”) on January 31, 2014, the broadcast transcript attached as Annex E was originally broadcast by Sports Byline USA Radio (the “Sports Byline Broadcast”) on January 31, 2014, and the broadcast transcript attached as Annex F was originally broadcast by Fox Business (the “Fox Business Broadcast”) on February 3, 2014.

The Broadcasts were not prepared by or reviewed by the Company or any other offering participant prior to their publication. The publishers of the Broadcasts are not affiliated with the Company. The Company made no payment and gave no consideration to the publishers in connection with the Broadcasts or any other Broadcasts by the publishers concerning the Company. With the exception of statements of Mr. French or derived from the Company’s Registration Statement, the Broadcasts represented the authors’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

You should consider statements in the Broadcasts or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into such Registration Statement.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•                  During the Redskins National Broadcast, Mr. French was asked if Fantex has “done the initial public offering for Vernon Davis yet” and he responded, “Yeah, the reservation period is happening right now — literally started today.” The Company notes that Fantex Series Vernon Davis was opened on January 30, 2014 for reservations. The Company has filed a registration statement relating to the shares of Fantex Series Vernon Davis with the SEC, but the registration statement has not yet become effective. Once the registration statement is effective, Fantex Brokerage Services LLC (“FBS”) will send an electronic notice informing potential investors that the registration statement is effective and that FBS may accept reservation in as little as three days. Potential investors may modify or withdraw any reservations made until such reservations are accepted by FBS.

•                  During the ESPN980 Broadcast, Mr. French states that “Vernon Davis the security, Fantex Vernon Davis, and you can reserve those at Fantex.com. Once we’ve filled the IPOs, we basically ultimately sell all the shares that will then be released in the secondary trading and people can trade them on Fantex.com.” The Company notes that Fantex Series Vernon Davis is being offered on a best efforts, all or none basis. To the extent that there is insufficient interest in shares of Fantex Series Vernon Davis, this offering may be cancelled and no shares of Fantex Series Vernon Davis would be sold to the public.

•                  During the ESPN980 Broadcast, when asked how the Company estimated the value of Vernon Davis’ brand, Mr. French replies “Very similar to how you would value a company. You look at, basically, do discounted cash flow analysis. So, in Vernon’s case, we projected out what we believed his future income stream was based on how long he plays, what the comparables are. We estimated that gross amounted about 61 million — and then we discounted back in present value because obviously there’s risk years from now (whether he makes that money or not). And that got us back to a present value of about 40 million dollars.” The Company clarifies that $40 million dollars represents the present value of its estimate of Mr. Davis’ expected brand income, as such term is defined under the brand contract between the Company and Mr. Davis, and not the present value of his total future earnings.

•                  During the KNBR broadcast when asked if Vernon Davis “basically has to just give over all holdings of what he’s worth…,” Mr. French responses, “well ten percent of it.” The Company clarifies that pursuant to the brand contract with Mr. Davis, it is entitled to 10% of all brand income of Mr. Davis, as such term is defined under the brand contract between the Company and Mr. Davis.

•                  During the WBSM Broadcast, Mr. French states, “As of yesterday, people can order—reserve the shares, I should say, and then once our S-1’s effective then people will be able to trade.” As stated above, shares of Fantex Series Vernon Davis are being offered on a best efforts, all or none basis. To the extent that there is insufficient interest in shares of Fantex Series Vernon Davis, this offering may be cancelled and no shares of Fantex Series Vernon Davis would be sold to the public and there may never be a secondary trading market for shares of Fantex Series Vernon Davis.

•                  During the WBSM Broadcast, Mr. French was asked “if I’m investing in, now you say, you had, Vernon Davis, is the person you have shares in, correct?” and he responded, “Correct. Yes.” The Company clarifies that holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract, and in the case of Fantex Series Vernon Davis, in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and the Company (the “Brand Contract”). An investment in a tracking stock will represent an ownership interest in the Company. The Company is offering a tracking stock that is intended to track and reflect the separate economic performance of the Vernon Davis brand.

•                  During the WBSM Broadcast, Mr. French notes that “in exchange for ten percent of his future income stream, Vernon gets four million dollars.” The Company clarifies that pursuant to the brand contract with Mr. Davis, it is entitled to 10% of all brand income of Mr. Davis, as such term is defined under the brand contract between the Company and Mr. Davis.

•                  During the WBSM Broadcast, the host remarked that one “can go online today and buy stocks in Vernon Davis at ten dollars per share.” Potential investors may reserve shares of Fantex Series Vernon Davis starting January 30, 2014. The Company has filed a registration statement relating to the shares of Fantex Series Vernon Davis with the SEC, but the registration statement has not yet become effective. FBS may accept the reservations once the registration statement is declared effective.

•                  During the Fox Business Broadcast, Mr. French is asked “Vernon is involved with Jamba Juice and things like that, so, I get a piece of all the money, if I am an investor in Vernon Davis, I get a piece of all the money he makes from all that stuff, plus any endorsements he signs on in the future is that an (inaudible) future or is it a ten year life span and after ten years, anything he does goes right into his own pocket?” and Mr. French responded “Nope, it’s in perpetuity as defined in the brand contract. So, not just his NFL—his current NFL contract but his future NFL contract, endorsements, appearance fees—his post career, again, associated with his brand, is included in the contract. At the end of the day the contract is one in perpetuity so if his brand continues to generate income as defined in the contract we have in him, then, it will be—that cash flows streams will be part of it.” The Company clarifies that under the terms of the Brand Contract, the Company would acquire for $4 million a 10% interest in the “brand income,” as such term is defined in the brand contract, of Vernon Davis, contingent upon the Company obtaining financing to pay the purchase price to Vernon Davis. The Company notes that income derived from Jamba Juice was income specifically excluded from the definition of brand income in the Brand Contract with Vernon Davis.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the offering, future brand income under the Company’s brand contract with Vernon Davis, longevity of Vernon Davis’s career, the ability to contribute to Vernon Davis’s efforts to build brand value, the attribution policies with respect to the Company’s series of common stock, results of operations, expectations for the use of the net proceeds from the Offering, financial condition, liquidity, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company or Vernon Davis. The Company generally identifies forward-looking statements by words such as “expect,” “believe,” “continue,” “may,” “might,” “will,” “would,” “should,” “can have,” “can help,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Transcript of Redskins.com / Redskins Nation interview with Larry Michael

STATION:	Redskins.com / Comcast Mid-Atlantic Cable Network/Redskins Nation
DATE:	01/30/14

Larry Michael, Host:

With us is Mr. Buck French, and he is the CEO of Fantex — I said that right?

Buck French, Fantex CEO:

Yes, Fantex.

Michael:

Fantex. And we know what this company is about, but I think you’re the best guy to describe to us what you guys do.

French:

Sure. So we work with professional athletes and ultimately one day entertainers, uh, to help develop their brands. A part of that process is, uh, we sign a contract with the athlete to acquire a percentage of their future brand income in exchange for a payment today. So today on Fantex.com, you can actually go and reserve shares for the Fantex Vernon Davis offering that is going on.

Michael:

So have you done the initial public offering for Vernon Davis yet?

French:

Yeah, the reservation period is happening right now — literally started today.

Michael:

Alright, Arian Foster was your previous client, and how does this work?

French:

So, we postponed Arian’s offering when he got hurt. The way this security works is, in Vernon Davis’ case, we’re buying 10% of his future income stream based on his brand, his playing contract, his endorsements, both his current contract, future, as well as his post-career, if he becomes a broadcaster, in exchange for that 10% we’re paying Vernon Davis $4 million.

Host 2:

Now this is kind of the ultimate step in that fantasy football culture of taking one player against the team and really now you having fans invest in them. How do you calculate how much a player is worth in that lump sum versus their 20% long term? How do you make that calculation?

French:

So, we actually forecast out what we believe they’ll play for, and in Vernon’s case, it’s 14 years. Then we look at what their potential is post-career, and we look from a gross cash perspective. In Vernon’s case, that was $61 million, and then we discount that back to today’s terms, obviously to adjust for risk, which came up for $40 million for Vernon’s brand.

Michael:

So, obviously investing in a running back like Arian Foster, that’s got to be a little bit tricky?

French:

Uh, you know, there’s risk associated with all investments. The one with running backs or football players, injuries are obviously a risk.

Michael:

How do you think this is going to grow? With Buck French here, CEO of Fantex, how do you think this is going to grow in the future? I guess, you need to see some, like any investment, when people see results, uh, other things might fall.

French:

Sure, and our goal is to work with the brands, in this case Vernon Davis, to help develop it beyond what it otherwise could do in order to create the results for the investors.

Michael:

Do you guys work with his representatives to get this deal done?

French:

Uh, we do, yes.

Michael:

How tough was that deal to get done?

French:

Haha, uhmm, I think getting any deal done is always a challenge, but they’re great people to work with, so we’re excited to do it.

Michael:

Well he’s a terp, and those of us terps out there have a lot of pride in Vernon Davis, so we think he is a good investment. Will you branch out in to other sports soon?

French:

Yes, our goal is to enter into a host of different sports. We also announced this week Jack Nicklaus joined our advisory board. So he’s obviously going to give us insight into the golf world, and we’re looking to do work in baseball and others as well.

Michael:

How long, Buck, did you think about this before you made it a reality? How long has this idea been in the works?

French:

So, my fellow co-founder Dave Beirne came up with the original idea about 10 years ago. We started full time on it two years ago, so it’s been two years in the making.

Host 2:

Now you’ve had some people that have backed up your idea certainly, publicly. A guy like John Elway, lending his endorsement to this sort of idea, what does that do for you?

French:

You know, it’s great having John on our board of directors. He’s on the Fantex Holdings board of directors, and John was kind of the nexus for my partner Dave Beirne to uh, with the idea , because John created a brand on his own, beyond just being a great player. So, I think he’s great to work with.

Michael:

Buck, good luck, make a lot of money and hopefully Vernon Davis has a great year for you and for the investors who might buy his stock.

French:

Thank you very much.

Michael:

Interesting idea. Buck French, the CEO of Fantex. So we’ll be back with more coverage of the Super Bowl on Redskins.com.

* * * * *

Annex B

Transcript of ESPN980 Washington D.C.interview with Chuck Sapienza and Kevin Sheehan

STATION:	ESPN980 DC
DATE:	01/30/14
MARKET	Online

Kevin Sheehan, Host:

Buck French is with us from Fantex.com it’s basically initial public offerings for athletes, that’s the way I would describe it after 30 seconds of talking to you - but why don’t you explain it.

Buck French, Fantex CEO:

Sure. So today we announced on Fantex.com that you can go and reserve shares and securities that are linked to the brand of Vernon Davis - Pro Bowl Tight End for the San Francisco Forty-Niners.

Sheehan:

And so how do those shares…

French:

DC guy by the way.

Sheehan:

A Maryland guy — how do those shares become more valuable or less valuable based on performance? How does that get measured and tracked?

French:

Yeah. So the value of the securities is linked to Davis’ brand — so, that’s made up of his current playing contract, future playing contracts, endorsements, post-career (so if he becomes a broadcaster or radio host). As Vernon makes more money, then the value of the security goes up.

Sheehan:

Okay, so it’s becoming a little bit more clear. So basically this is not a game. You can actually invest your own money into Vernon Davis and as his brand grows (which is somewhat tied into his performance on the field, etc) but he can become an incredible broadcaster, post-career, and can become John Madden in post-career, and the value of Vernon Davis goes up and you make money.

French:

So that security, yes, is linked to that brand and, so again, in theory as he does better the security can do better - and as he does worse the security can do worse. It is real money and real…

Sheehan:

How does the security get traded?  How does somebody invest?

French:

So this is initial public offering, so…

Sheehan:

For Vernon Davis…

French:

Vernon Davis the security, Fantex Vernon Davis, and you can reserve those at Fantex.com. Once we’ve filled the IPOs, we basically ultimately sell all the shares that will then be released in the secondary trading and people can trade them on Fantex.com.

Sheehan:

How many Vernon shares are available in the IPO?

French:

421,100.

Sheehan:

What’s the price tag?

French:

10 dollars per share.

Sheehan:

So, you’re going to raise 4.2 million dollars for Vernon Davis…

French:

And in exchange for 10% of Vernon Davis’ future income stream — associated with his brand — we will pay Vernon four million dollars. So that’s what the money’s being raised for is to pay Vernon to buy that future income stream from him.

Sheehan:

So will there be analysts that follow these stocks and come out with quarterly reports? And how many athletes will you back up? How many athletes are going to ultimately be traded? What’s the business plan say?

French:

I mean, our goal, I can’t disclose that… but our goal is to [inaudible] athletes across the world of sports, as well as, one day enter the entertainment sector and have celebrities on it as well.

Sheehan:

Is Vernon Davis the first one?

French:

Vernon Davis is the first offering, yes.

Sheehan:

How did you get Vernon to do it?

French:

We met with Vernon, and Vernon — at the end of the day — is very interested in developing his brand, and the audience associated with that brand, and he felt that this was a great way in which to help do that.

Sheehan:

What does Vernon give up long term? Does he give up any of his earnings as part of this deal?

French:

10%

Sheehan:

10% of his earnings? What did you do? Guesstimate his future earnings to come up with the number? How did you do that?

French:

Very similar to how you would value a company. You look at, basically, do discounted cash flow analysis. So, in Vernon’s case, we projected out what we believed his future income stream was based on how long he plays, what the comparables are. We estimated that gross amounted about 61 million — and then we discounted back in present value because obviously there’s risk years from now (whether he makes that money or not). And that got us back to a present value of about 40 million dollars.

Sheehan:

Fascinating. So you guys are obviously a privately-owned company. When did the company and the concept launch? Is it your concept?

French:

My fellow co-founder, Dave Beirne, came up with the original idea. We started the company in earnest full-time about two years ago.

Sheehan:

Is your background Wall Street?

French:

No, my background is Silicon Valley building tech-companies.

Sheehan:

Thanks Buck, really appreciate it.

French:

Great. Thanks.

Sheehan:

How can people find out more about how to buy Vernon Davis shares?

French:

So, if you go to Fantex.com, F-A-N-T-E-X dot com, all the information is there for you.

Sheehan:

Do you have to open an account like you would any…

French:

Just like an e-trade… exactly.

Sheehan:

Thanks very much, appreciate it.

French:

Appreciate it. Great, thank you!

* * * * *

Annex C

Transcript of KNBR (San Francisco) interview with Taneka Smothers

STATION:	KNBR (San Francisco)
MARKET:	CACable
DATE:	01/30/14

Taneka Smothers, Host:

We’re back on Radio Row now, pleased to be joined by Buck French. You told me Cornell, but you go by Buck.

Buck French, Fantex CEO:

Go by Buck.

Smothers:

You picked that up as a kid or was that in the service?

French:

I got them all at the same time. I got Cornell and Buck at the exact same time.

Smothers:

Alright, so you were a West Point grad?

French:

Yes, that’s correct.

Smothers:

Are a West Point grad. Gotta keep it in the present tense, that’s not changing, and you were playing lacrosse.

French:

Yup.

Smothers:

Get the MBA?

French:

Yup.

Smothers:

Go into military service and then the entrepreneurial spirit kicks in and your latest addition is Fantex.

French:

Yes, that’s correct.

Smothers:

And Vernon Davis, who is unable to talk to us because of SEC rules. So we’ll get to him once the dead period or waiting period, what’s the proper term?

French:

Quiet period.

Smothers:

Quiet period finishes. But he went public on the market. Now we’ve heard about this a little bit — a player making himself a publicly traded commodity. Tell me how this came to fruition, from just the point of inception, to where we are now.

French:

Basically about two years ago, almost to the day, we kicked off on it full-time. My fellow co-founder, Dave Beirne, came up with the idea probably a decade ago. And it was more about finding the right time for the opportunity. We’re fortunate we signed the contract with Vernon Davis on October 30th. We’ve gone through the S-1 registration process to the point now where we opened today for reservations, so people can go to Fantex.com for the first time and actually reserve shares of Fantex Vernon Davis.

Smothers:

In buying a piece of Vernon Davis, what am I getting?

French:

So uh, you’re getting a security that’s linked to the value and performance of the Vernon Davis brand. We signed a contact with Vernon Davis Fantex Inc. to buy 10% of his future income stream for $4 million. And so the offering that opened today, is really to raise up four million in order for the contact to go in to effect.

Smothers:

So we’re talking about endorsement deals, products that he gets involved with….

French:

His current playing contract, future playing contract, his endorsement deals, his post-career brand also if he becomes a broadcaster…

Smothers:

Once he’s in the media…

French:

Exactly. Ten percent of that income stream would be due to Fantex Inc. because of the contract he signed with us.

Smothers:

He basically has to just give over all holdings of what he’s worth…

French:

Well ten percent of it.

Smothers:

…to the public. But in terms of disclosure…

French:

Oh yes…

Smothers:

Which is a very unique, I mean we always see these estimated values of brands in terms of players.

French:

Yup, but you’ll see his actual earnings.

Smothers:

It’s an interesting proposition. As you approach this with Vernon and other athletes, I know you started with Arian Foster, unfortunately the injury derailed his 2013 season…

French:

Yeah, we postponed it.

Smothers:

And put that on hold, that IPO on hold, as we start looking at Vernon. When you approached Vernon, what was the initial reaction?

French:

You know Vernon was excited. He seized the opportunity to work with us to help build his brand, and you know, the opportunity not just us to help him with his brand and shaping it and defining it, but ultimately the ability to have a security out there that is linked to its performance. We believe, and he believes, that will ultimately create advocates out in the marketplace for his brand. So, he’s a great individual to work with, his brand is multi-dimensional, he’s more than just a pro-bowl Tight End and we look forward to helping him cultivate that out in the marketplace.

Smothers:

Now as we go through, he’s gone, and how many phone calls have you gotten from other players now?

French:

(Laughs) I can’t talk about that, but…

Smothers:

I’m not asking for names, I was saying an interest….

French:

We’ve been calling players, and some players have called us. I think, you know, everyone’s excited to see what happens. This is the first ever it’s taken place, and I think that as we go through this process with Vernon it will lay a lot of the fears that perhaps some of the players have, how’s it actually going to work. So he’s kind of paving the way.

Smothers:

Now we have a difference here of many companies that go public. We’ve all been through the tech bubbles, and stuff that’s been inflated based on perspective. Here’s a guy with tangible assets on a field, he is on Sunday what we see, there is a dollar value attached. Now certainly an NFL contract isn’t guaranteed, but you know between signing bonuses and others, there’s actually money as you try to set the stock price. How do you make a determination of how big? Is it just the subscription number, kind of helps you?

French:

No we look at, basically we estimate, we use statistical regression analysis. We have some quant guys who look at and estimate what his career potential could be, what contract cycles would fall under that, what are the comparable guys that have contracts at those ages. All of this is disclosed on the website, Fantex.com, and then we forecast out. So, in Vernon’s case, we forecasted potential brand income for him of sixty-one million, and then we discounted for risk to present value terms of approximately forty million. So that’s how we came up with a valuation of forty million. Standard discount cash flow analysis that someone would do to value something.

Smothers:

Remember those from my MBA classes a wee bit. It’s a little high level math. Folks can find that on Fantex.com. I am so excited to dig in to this.

French:

Great.

Smothers:

It’s an interesting topic because we always talk about, one of the first assignments I had in my MBA class that really got me going … that just said write a paper about the brand called “Me.”

French:

Yeah, that’s pretty interesting.

Smothers:

Yeah, so just sit down, write down what you think. As I started doing radio and trying to figure out what I’m doing, what’s my end game, what’s my value. So interesting process to see NFL players step back from the field and look at the larger perspective

French:

You know social media has opened up that concept to a much broader concept where we all are brands. It’s always been the case. But now it’s exposed to a higher audience if you will. So uh, yeah it’s fascinating. Good professor to have you guys do that.

Smothers:

Oh well he was one of my favorites. His name was Fred Hore and he began every semester by saying my daughters got married very young to get rid of people.

French:

(Laughs)

Smothers:

So uh, (laughs), with that said Buck French, you can find it at Fantex.com Vernon Davis. Can’t wait to hear how he starts to blow this up.

French:

Great — appreciate the time.

Smothers:

It’s an interesting idea and we can finally get to the nuts and bolts of the billions of dollars and players certainly want their price.

French:

Great — thank you.

Smothers:

Thanks man. Hope that was entertaining to you.

French:

Appreciate your time.

Smothers:

Appreciate it. You too man.

* * * * *

Annex D

Transcript of WBSM-AM interview with Pete Braley

DATE:	01/31/14
PROGRAM:	WBSM Pete Braley

Pete Braley:

And Buck French is joining us right now. Buck is the CEO of Fantex. Hey, Good Morning, Buck.

Buck French, Fantex CEO:

Hey, Pete how are ya?

Braley:

I’m doing well this morning. Good to have you, now, I’m trying to under—basically am I buying shares in a professional athlete?

French:

You’re buying shares that are linked to the value and the performance of a professional athlete’s brand, yes.

Braley:

This has been around for a few months hasn’t it?

French:

Yup, we launched on October 17th but as of yesterday, it was the first time anyone could go online at Fantex dot com and actually reserve shares in the security.

Bob Black:

Now when did the shares go live? Or are they already live as of yesterday?

French:

As of yesterday, people can order—reserve the shares, I should say, and then once our S-1’s effective then people will be able to trade. But for those who are interested in getting in on the IPO that’s the processes you go to Fantex dot com and actually reserve the shares.

Black:

So, if I’m investing in, now you say, you had, Vernon Davis, is the person you have shares in, correct?

French:

Correct, yes.

Black:

Now, how do I profit on that?

French:

So, you have the management team’s goal at Fantex is to help build Vernon Davis’s brand bigger it otherwise would’ve been without us, so, ultimately, at the end of the day it’s about working with Vernon, the brand, and his team to help develop the brand.

Braley:

How many athletes are involved?

French:

So, currently we’ve announced two athletes. Our goal is to sign other athletes and entertainers across the world of sport.

Braley:

Who was the first one? I can’t remember his name.

French:

Arian Foster was the first professional athlete that was signed and we postpones his offering until—due to—he got injured.

Braley:

Right.

Black:

Right.

Braley:

I was just wondering if this is like, you know, takes fantasy football to the next level but this—when you say the Vernon Davis brand that includes everything, right, like his endorsements, his appearances, if he’s in a movie, that would help his brand?

French:

Correct, at the end of the day his playing contracts are included; current and future, as well as, all his endorsements, and what he does in his post-career, so, it’s really encapsulating more than just what he does on the field. It’s both on and off the field.

Black:

How did you come up with this idea to start sponsoring or, you know, buying shares in the players and celebrities?

French:

So, my fellow co-founder, Dave Beirne who’s very experienced Silicon Valley venture capitalist came up with the initial idea really about the concept of, “Hey, let’s help build these brands bigger than they otherwise would’ve been,” and he assembled and pulled together a great management team in order to execute against that.

Braley:

And is this something—this sound like something just the regular fan could do. I don’t need a stock broker do it?

French:

No, you go to Fantex dot com and you register for your brokerage account and you can reserve those shares today. At the end of the day our goal has been to create an opportunity, you know, the regular retail investor could understand.

Braley:

Yeah, dumb it down for me please.

Black:

Yeah, I’m on the website right now. Yeah, it’s pretty simple you just click, open account form, getting started; eligibility it’s all right there.

Braley:

So, let’s say I want to buy five shares of Vernon Davis the price per share right now is ten dollars so I pay fifty bucks, so, then what? What do I do?

French:

Well, then you’d own five shares in the Vernon Davis tracking stock. So, that security— that stock is linked to the value and the performance of the contract that we signed with Vernon Davis that basically gave us a right to ten percent of his future income stream, so, the value of your securities are linked to that. So, as Vernon Davis generates brand income —value will be created for that security.

Black:

Buck as you can tell Pete’s a big spender, spending five—you know, fifty bucks.

French:

Come on, it’s Vernon’s birthday today.

Black:

Exactly yeah. Well there’s over four hundred thousand share available Pete, so jump right in, it’s only ten buck a whack.

Braley:

I gotta borrow the fifty bucks from my brother, now come on. Have you—we’re talking to Buck French, he’s the CEO of Fantex, where you can go and buy a share in a—starting out here with professional athletes, and you want to go with entertainers too?

French:

Yep, one day, that’s our goal absolutely.

Braley:

Okay, so you don’t have any Justin Bieber shares for me this morning?

French:

Sorry, can’t help you with those.

Black:

Yeah, you don’t want those.

Braley:

Have you had interest from other athletes? How’s this going over in the sports world?

French:

It’s being very well received, I’m here in New York at the Super Bowl and there’s a great deal of interest.

Braley:

Yeah, now what does Vernon get out of this.

French:

So in exchange for ten percent of his future income stream, Vernon gets four million dollars.

Black:

Wow, sounds like a good deal. That works.

Braley:

Wanna sell shares in me?

French:

Well we’ll have to talk.

Braley:

Can’t blame me for trying. Alright, so it’s Fan—what is it Fantex.com?

French:

Fantex.com yes.

Braley:

And that’s F-A-N-T-E-X.com.

French:

Correct, yep.

Braley:

Now where are your seats at the Super Bowl?

French:

I’m not going to the Super Bowl; I like to watch it from my couch.

Braley:

So you’re there working this week right?

Black:

There you go.

French:

Yep, working this week. I head back to San Francisco Saturday, tomorrow.

Black:

Awesome.

French:

Get to go back to the warm weather of California.

Black:

Exactly, it’s just coldness in the east.

Braley:

Are you from a—are you from the Pacific Northwest?

French:

No, I’m actually from Connecticut, I’m a transplant.

Braley:

So then you know that this actually isn’t bad weather, it could have been a lot worse.

French:

Oh no, it can be a lot worse, that’s for sure.

Braley:

Buck French from Fantex, again that’s F-A-N-T-E-X. You can go online today and buy stocks in Vernon Davis at ten dollars per share.

Black:

And it’s pretty simple—I see, it’s pretty simple to do.

Braley:

Buck, thank—keep in touch, let us know how it goes.

French:

Great, appreciate it, you all take care.

Braley:

Enjoy. Buck French from Fantex.

* * * * *

Annex E

Transcript of Sports Byline USA Radio interview with Joe Spano & Bob Black

STATION:	Sports Byline USA Radio
DATE:	1/31/2014
PROGRAM:	Spano & Black Attack

Joe Spano, Co-Host:

As we’re joined right now by the CEO of Fantex, and he’s Buck French. And he joins us here on the Spano and Black Attack.

Good morning Buck, I’m Joe Spano, he’s Bob Black, it’s nice to have you aboard.

Buck French, CEO, Fantex:

Nice—thanks for having me.

Spano:

First things first, before we go anyplace else, is Buck French your real name?

French:

It is my real name.

Spano:

Okay, cause we’ve been have some fun with it.

French:

That’s okay.

Spano:

Alright, as long as you’re a good sport, you’re always welcome on the Spano and Black Attack.

French:

I try as long as you guys mention Fantex.

Spano:

And we’re gonna do that.

Bob Black, Co-Host:

We will.

Spano:

This actually looks like a pretty cool thing, Fantex, tell us a little bit about it, tell us the concept, tell us how we will be able to get involved in the not too distant future. Break it all down for us.

French:

Sure, so yesterday we actually opened up for the first time for people to go to Fantex.com and actually be able to reserve shares in a stock that’s linked the value and the performance of a professional athlete’s brand. In this case, Vernon Davis, the Pro-Bowl tight end for the San Francisco 49ers. You know, the security, when we say linked to the value and the performance, we’ve signed a contract with Vernon to acquire ten percent of his future brand income stream in exchange for four million dollars. So the brand income includes is playing—current playing contract, any future playing contracts, endorsements, if he becomes a broadcaster after he’s done playing, that’s kinda what makes up the whole brand package, both on field and off field income.

Spano:

That’s interesting; no Arian Foster did the same thing. Now I’m assuming it was not with your company, but he’s actually…

French:

Nope, it was with us.

Spano:

He is with you?

Black:

Oh he is.

French:

Oh yeah, yep. We postponed his IPO when he got injured. And we’ll talk to him again when he gets—rehabs his injury. But Vernon’s the first guy who’s actually going to—or it actually started yesterday, where you could reserve the shares.

Black:

Oh ok, now, but the thing is, as far as securities and exchanges go, he’s not being traded as such, as of right now, that’s correct, right?

French:

Correct, this is the opportunity for people to participate in the initial public offering of the tracking stock with Vernon Davis. So, umm, the process is, people can go—and I’m sure everyone’s heard about IPOs, go and actually participate in this initial public offering and then once the IPO is over, then it will go in the secondary market trading.

Black:

Well, now, Joe and I talk about this all the time because of the cutthroat method of the industry, the industry being sports.

French:

Sure.

Black:

I guess you’re taking this to the next level, these guys are actually commodities and you’re treating them as such and they’re being marketed as such. Is that a correct assumption?

French:

Ah, no, not at all. You know our goal is to work with the athletes and the brand teams around the athletes to help increase the value of their brand. That’s our goal and the mission of the company, so we don’t see them as commodities, we see them as multidimensional brands that we can help grow over time.

Spano:

It is an interesting and unique concept, you know, it’s something we haven’t seen, and you know, it’s intriguing. So obviously after the IPO, you know, Vernon Davis as a commodity now goes onto the secondary market and he’s able to be traded. What kind of volume of trade to anticipate on something like this, it’s a commodity like we’ve never seen traded before? How much volume, how many—you know how many shares a day can you see moving and what sort of transaction volume do you expect to see going forward?

French:

You know it’s impossible to know. You know it’s the first time, as you say, a security of this nature has existed, which we find interesting. And at the end of the day, you know the market’s gonna determine the ultimate value, both today and in the future. So I’ll keep you posted and let you know.

Black:

Well you were talking about the brand itself and the IPO itself. How many shares are being offered to start out with or have you determined that number yet?

French:

It’s been determined; four hundred and twenty one thousand, one hundred shares are open to be reserved today.

Black:

And how’d you come up with that number?

French:

It’s based on the valuation. So as I mentioned earlier, the ten percent of that future income stream that we’re purchasing, we’re paying Vernon Davis four million dollars for that. And then the other twenty thousand shares are to cover the transaction cost.

Spano:

Those are the docile tones of Buck French from Fantex joining us here on the Spano and Black Attack. Buck is CEO of the aforementioned Fantex and we’re talking about the IPO of Vernon Davis.

Now I guess the other question I have as far as the initial public offering price, you know, how did you go about determining that? And you know, as far as the future going forward, we talked about volume of trading we don’t know—what do you expect to happen to the price even as you see his revenue stream go up as a commodity, is he gonna function like a traditional business, will it—will he automatically go up because his earnings go up? Or could it be an issue where the stock share goes down despite his earnings going up? I’m a little perplexed as if this will work like a traditional business or is it a little different because we’re trading on the fortunes of a human being as it were?

French:

Ah, it’s definitely a little different. The value, obviously of the security will be determined by the market and our ability to actually grow the Vernon Davis brand. You know, our goal is grow that brand and we believe that that will create value creation for the shareholders.

Spano:

Well theoretically, as his career winds down, wouldn’t his value go down?

French:

Ah, it depends. You know, is—he certainly makes the vast majority of his brand income today based on his playing contracts. Our goal is over time to build that brand so that he has a successful post-career.

Spano:

For the life of—I mean it’s all theoretical here at this point anyways but…

French:

Sure, of course.

Spano:

Let’s just say for some reason the post-career doesn’t work out, is this a situation where like with a company, the company could close and it just doesn’t exist anymore.

French:

Ah, that’s absolutely a possibility.

Spano:

So there all the same risk and reward potentials with you know a commodity, a Fantex commodity, like a Vernon Davis as there are with traditional stocks. And if I were to make an analogy, correct me if I’m wrong, you know and feel free to do this, this is—these are almost like your NASDAQ small cap type stocks that were often traded back in the ‘90s as opposed to the blue chip IBM, there’s potential for a lot of reward, but there’s also a lot of risk involved here?

French:

Ah, you know, at the end of the day, opportunity and risk walk hand in hand. Umm, and similar to any security, it’s valued on what cash it generates. And so I would imagine that this security will be valued in the same way, just basically, is the brand growing, does it have opportunity to generate cash flow. And if it does, then it will be valued properly.

Spano:

Excellent, hey, don’t take this wrong way; we want to give everybody a fair shot. We’re just trying to get some insight into how [audio drop out] our audience who are avid sports fans understand, hey, you know, all facets of this. In essence to me, you know, this is in many ways intriguing—we’re gonna get ready to let you go here in just a second Buck. But to me it’s very intriguing. It’s like fantasy football or fantasy sports taken to the next level.

Black:

Except with real money.

Spano:

With real money. You know, when you do fantasy sports, your fortunes of your team are tied to the fortunes and performance of those players on it. Here you’re taking it to that nth degree. You know, I’m actually tying my fortunes to my favorite player and his brand. You know, how does he do in endorsements, how does he do on the field, how does he do with subsequent contracts, does he stay healthy, does he get embroiled in a paternity suit and three divorces, and does he have a string of kids that he can’t pay for. So it’s very intriguing in many ways and your actual fortune and wealth can be tied to the success of your favorite player. Pretty interesting stuff.

French:

We seem to think—we think so obviously. And umm, you know, we wouldn’t encourage anyone to tie their whole fortune into any one security. So investors absolutely should understand the risks and the opportunities and value it appropriately.

Spano:

Well Buck we appreciate the couple the minutes. Fantex is the name of the company. Give us a website they can go to to check it out.

French:

Sure, anyone who’s interested in reserving shares can go to Fantex.com. That’s F-A-N-T-E-X.com.

Spano:

Buck thanks so much for a couple of minutes, we really appreciate it. And we’ll be glad to talk to you down the line as Fantex continues to develop and grow.

French:

Great, I appreciate it as well; you all have a great day.

Black:

Thank you.

Spano:

That was Buck French joining us here on Spano and Black talking about the trading of Vernon Davis.

* * * * *

Annex F

Transcript of Fox Business  interview with Tracy Byrnes & Ashley Webste

STATION:	FBN (Fox Business Network)
MARKET:	CA: Cable
DATE:	2/3/14
PROGRAM:	Markets Now

Ashley Webster, Anchor:

Well, the Seattle Seahawks may be Superbowl champs but Fantex is looking to score its own touchdown by taking, San Francisco’s 49ers, tight end, Vernon Davis, public, interesting idea. Buck French is the co-founder and CEO of Fantex and he joins us now. Buck, thanks so much, fascinating story, explain how this works, if I’m potentially an investor, what am I investing in, and how do I get my returns?

Buck French, Fantex CEO:

Sure, so, on Thursday of this past week we opened up reservations of this initial public offering, of, Fantex Vernon Davis, how it works is, we’ve created a security that’s linked to a brand contract that we’ve signed, with, Vernon Davis, that ultimately, value is derived by the cash flows that Vernon Davis gets from his NFL playing contracts; current and future endorsements, as well as, his post-career, if he should become a broadcaster or what have you.

Tracy Byrnes, Anchor:

There’re so many questions but how do you take a ri—how do you gamble like that? I mean, look what happened with Tiger Woods and all his sponsors dropped him because he made a pretty grave mistake and went out and got a little looney, this guy could do the same thing. I mean, Arian Foster gets hurt; how do I know these guys are going to keep making all this money and then, therefore, return my investment?

French:

So, it’s absolutely a risk, those are both risks that you point out but at the end of the day you also have to look at the long term value of the brand and its potential to continue to generate income, even though, it might have suffered things such as an injury or ultimately an embarrassing situation as the Tiger Woods example but it’s really looking at the long term cash flow opportunities associated with the brand, which we’ve laid out in the prospectus, you know, our gross forecast for the Vernon Davis brand, on his own, without us adding value is around 61 million and when you discount that back using discounted cash flow analysis, that’s how we derive the 40 million dollar valuation that is part of his contract.

Webster:

Buck, you know, it’s interesting, you last fall were hoping to launch a similar endeavor with Houston Texans running back, Arian Foster, he was put on the (inaudible) reserve which kind of, I guess, highlights, you know, I guess the dangers, involved in something like this when you’re dealing with a professional athlete. Do you have a lot of other athletes lined up to perhaps take part in something like this?

French:

I can’t talk about who we are and aren’t working with. Our goal, though, is, absolutely, to sign additional athletes, as well as, to enter the entertainment space over time.

Byrnes:

Why would Vernon Davis want to do this? I mean, does he—he doesn’t need the money, so, what does he get out of this at the end?

French:

So, Vernon is working with us because he believes we can help take his brand to the next level—that by partnering with Fantex that the opportunity to craft and shape a brand that has post-career potential, is, ultimately, what his goal is and he sees us helping facilitate that.

Webster:

What about dividends and things like that? Is that something you would consider, Buck?

French:

Absolutely, we intend to pay dividends— that we see that payment of a dividend is, ultimately, is helping build the brand by creating and actually connecting that cash flow stream with investors.

Byrnes:

So, how much interest have you seen, thus far, in Vernon Davis?

French:

We’ve seen a tremendous amount of interest in what we’re doing and in specifically, you know, Vernon Davis’s brand, you know, he’s a multidimensional individual. He’s not just a pro-bowl tight end, with the San Francisco 49ers, and so, we believe that those attributes are something that we can build on for the long term.

Webster:

Also, notice and I’m sure this helps your cause to have Jack Nicklaus— has been joining the advisory board of the company. How did he get involved?

French:

Yeah, no, it’s wonderful to have Jack working with us, you know, he looked at this opportunity when we met with him and saw it specifically is something he’d would’ve like to have had earlier in his career and ultimately, what better advisor for the company than, you know, a legendary golfer, who’s probably one of the biggest global brands in the world, today.

Byrnes:

Okay, and I know, like, Vernon is involved with Jamba Juice and things like that, so, I get a piece of all the money, if I am an investor in Vernon Davis, I get a piece of all the money he makes from all that stuff, plus any endorsements he signs on in the future is that an (inaudible) future or is it a ten year life span and after ten years, anything he does goes right into his own pocket?

French:

Nope, it’s in perpetuity as defined in the brand contract. So, not just his NFL—his current NFL contract but his future NFL contract, endorsements, appearance fees—his post career, again, associated with his brand, is included in the contract. At the end of the day the contract is one in perpetuity so if his brand continues to generate income as defined in the contract we have in him, then, it will be—that cash flows streams will be part of it.

Webster:

Fascinating stuff, Buck French, thank you so much for joining us, we appreciate it.

French:

Thank you for having me, appreciate it.

Byrnes:

Pretty Cool—

Webster:

Yeah, Very Cool—

* * * * *